                          BIO-TECHNOLOGY GENERAL CORP.
                              70 WOOD AVENUE SOUTH
                            ISELIN, NEW JERSEY 08830
                                 (732) 632-8800

                            ------------------------

                                                                    May 11, 2001

Dear Fellow Stockholder:

    You are cordially invited to attend the Company's Annual Meeting of Stockholders to be held at 11:00 a.m. on Tuesday, June 19, 2001, at The University Club, 1 West 54th Street, New York, New York.

    This year, in addition to electing directors, you are being asked to approve the adoption of the Company's 2001 Stock Option Plan. In addition, I will be pleased to report on the affairs of the Company and a discussion period will be provided for questions and comments of general interest to stockholders.

    We look forward to greeting personally those stockholders who are able to be present at the meeting; however, whether or not you plan to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign and date the enclosed proxy and mail it in the envelope provided, or vote by telephone or electronically, at your earliest convenience. For those stockholders who plan to be present at the meeting, please be advised that The University Club has a dress code which requires gentlemen to wear a jacket and tie and ladies to wear business attire.

    Thank you for your cooperation.

                                          Very truly yours,

                                          [SIG]

                                          Sim Fass
                                          CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER

                          BIO-TECHNOLOGY GENERAL CORP.

                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

                                                              New York, New York
                                                                    May 11, 2001

    Notice is hereby given that the annual meeting of stockholders of Bio-Technology General Corp. will be held on Tuesday, June 19, 2001, at
11:00 a.m., at The University Club, 1 West 54th Street, New York, New York for the following purposes:

    (1) To elect nine directors to serve for the ensuing year;

    (2) To consider and vote upon a proposal to approve the adoption of the 2001 Stock Option Plan; and

    (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

    All stockholders of record at the close of business on April 25, 2001 are entitled to notice of and to vote at the meeting or any adjournment thereof.

    All stockholders are cordially invited to attend the meeting in person. Stockholders who are unable to attend the meeting in person are requested to either complete and date the enclosed form of proxy and return it promptly in the postage-paid envelope provided or vote by telephone or electronically through the Internet. Stockholders who attend the meeting may revoke their proxy and vote their shares in person.

    If you are a registered stockholder (that is, if you hold your stock in certificate form), and you wish to vote by telephone or electronically through the Internet, follow the instructions included with your proxy card. If your shares are held in "street name", please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically.

                                          Robert M. Shaw
                                          SECRETARY

                          BIO-TECHNOLOGY GENERAL CORP.
                              70 WOOD AVENUE SOUTH
                            ISELIN, NEW JERSEY 08830

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

    This proxy statement contains information related to the annual meeting of stockholders of Bio-Technology General Corp. to be held on Tuesday, June 19, 2001, beginning at 11:00 a.m. at The University Club, 1 West 54th Street, New York, New York, or at any adjournment thereof.

                               ABOUT THE MEETING

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

    At our annual meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, consisting of the election of directors and the approval of the adoption of the 2001 Stock Option Plan. In addition, the Company's management will report on the performance of the Company during 2000 and respond to questions from stockholders. The Board of Directors is not currently aware of any other matter which will come before the meeting.

WHO IS ENTITLED TO VOTE AT THE MEETING?

    Only stockholders of record at the close of business on April 25, 2001, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting or any and all adjournments thereof. If you were a stockholder of record on that date, you will be entitled to vote all of the shares held on that date at the meeting, or any adjournment thereof.

WHAT ARE THE VOTING RIGHTS OF THE HOLDERS OF COMMON STOCK?

    On April 25, 2001, there were 57,083,627 shares of common stock outstanding. Each outstanding share of common stock is entitled to one vote on each of the matters to be presented at the annual meeting.

WHAT CONSTITUTES A QUORUM?

    The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock as of the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 57,083,627 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of holders representing at least 28,541,814 shares will be required to establish a quorum. Proxies received but marked as abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner and the matter is one as to which the broker or nominee is not permitted to exercise discretionary voting authority. The effect of broker non-votes on the specific item to be brought before the meeting is discussed under that item.

HOW DO I VOTE?

    If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. If you are a "street name" stockholder and wish to vote at the meeting, you will need to obtain a proxy form from the institution that holds your shares.

CAN I VOTE BY TELEPHONE OR ELECTRONICALLY?

    If you are a registered stockholder (that is, if you hold your stock in certificate form), you may vote by telephone, or electronically through the Internet, by following the instructions included with your proxy card.

    If your shares are held in "street name," please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders the opportunity to vote via the Internet or by telephone. Voting forms will provide instructions for stockholders whose bank or brokerage firm is participating in ADP's program. If you vote by telephone or electronically using the Internet, please do not mail your proxy. Stockholders not wishing to vote electronically through the Internet or whose form does not reference Internet or telephone voting information should complete and return the enclosed proxy card.

    Signing and returning the proxy card or submitting the proxy via the Internet or by telephone does not affect the right to vote in person at the meeting.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

    Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting alone will not revoke a previously granted proxy.

WHAT IS THE BOARD'S RECOMMENDATION?

    The Board recommends a vote for election of the nominated slate of directors to serve for the ensuing year and for the adoption of the 2001 Stock Option Plan, as set forth in the notice of meeting on the cover page of this proxy statement. Unless you give other instructions on your proxy card, the persons named proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. With respect to any other matter that properly comes before the meeting the proxy holders will vote in accordance with their best judgment.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

    ELECTION OF DIRECTORS. The nine nominees receiving the highest number of affirmative votes of the votes cast at the meeting either in person or by proxy will be elected as directors. A properly executed proxy card marked "WITHHOLD AUTHORITY" and broker non-votes with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

    ADOPTION OF 2001 STOCK OPTION PLAN. The affirmative vote of the holders of a majority of the shares of common stock present or represented at the annual meeting and entitled to vote is required to approve the adoption of the 2001 Stock Option Plan. Broker non-votes with respect to this matter will be treated as neither a vote "for" nor a vote "against" the matter, and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum. Abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote

"against" the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve the adoption of the 2001 Stock Option Plan.

    OTHER ITEMS. For each other item that may properly come before the meeting, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked "ABSTAIN" with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

                                STOCK OWNERSHIP

HOW MUCH STOCK DO THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS OWN?

    The following table sets forth information as of March 31, 2001 (except as otherwise noted in the footnotes) regarding the beneficial ownership (as defined by the Securities and Exchange Commission (the "SEC")) of the Company's common stock of: (i) each person known by the Company to own beneficially more than five percent of the Company's outstanding common stock; (ii) each director and nominee for election as a director of the Company; (iii) each executive officer named in the Summary Compensation Table (see "Executive Compensation"); and
(iv) all directors and executive officers of the Company as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed.

                                                              AMOUNT AND NATURE OF   PERCENTAGE OF
                                                              BENEFICIAL OWNERSHIP      COMMON
NAME OF BENEFICIAL OWNER                                        OF COMMON STOCK          STOCK
------------------------                                      --------------------   -------------
Norman Barton...............................................          103,844(1)            *

Herbert Conrad..............................................           23,966(2)            *

Sim Fass....................................................          715,330(3)          1.2%

Dov Kanner..................................................          109,033(4)            *

Carl E. Kaplan..............................................           27,408(5)            *

Ernest Kelly................................................          109,202(6)            *

Allan Rosenfield............................................           35,577(7)            *

Robert Shaw.................................................           68,085(8)            *

David Tendler...............................................           50,075(9)            *

Virgil Thompson.............................................           39,439(10)           *

Dan Tolkowsky...............................................           76,774(2)            *

Faye Wattleton..............................................           33,557(7)            *

Herbert Weissbach...........................................           31,250(7)            *

All directors and executive officers as a group
  (15 persons)..............................................        1,485,516(11)         2.5%

------------------------

  *  Represents less than one percent of the Company's common stock.

 (1) Consists of 103,250 shares that may be acquired through the exercise of stock options that are exercisable within 60 days of March 31, 2001. Does not include 140,000 shares issuable upon the exercise of options that are not exercisable within 60 days of March 31, 2001.

 (2) Includes 18,750 shares that may be acquired through the exercise of stock options that are exercisable within 60 days of March 31, 2001. Does not include 11,250 shares issuable upon the exercise of options that are not exercisable within 60 days of March 31, 2001.

 (3) Includes 682,500 shares that may be acquired through the exercise of stock options that are exercisable within 60 days of March 31, 2001. Does not include 400,000 shares issuable upon the exercise of options that are not exercisable within 60 days of March 31, 2001.

 (4) Includes 106,533 shares that may be acquired through the exercise of stock options that are exercisable within 60 days of March 31, 2001. Does not include 210,000 shares issuable upon the exercise of options that are not exercisable within 60 days of March 31, 2001.

 (5) Includes 20,625 shares that may be acquired through the exercise of stock options that are exercisable within 60 days of March 31, 2001. Does not include 14,375 shares issuable upon the exercise of options that are not exercisable within 60 days of March 31, 2001.

 (6) Includes 107,300 shares that may be acquired through the exercise of stock options that are exercisable within 60 days of March 31, 2001. Does not include 97,500 shares issuable upon the exercise of options that are not exercisable within 60 days of March 31, 2001.

 (7) Includes 31,250 shares that may be acquired through the exercise of stock options that are exercisable within 60 days of March 31, 2001. Does not include 11,250 shares issuable upon the exercise of options that are not exercisable within 60 days of March 31, 2001.

 (8) Includes 65,000 shares that may be acquired through the exercise of stock options that are exercisable within 60 days of March 31, 2001. Does not include 132,500 shares issuable upon the exercise of options that are not exercisable within 60 days of March 31, 2001.

 (9) Includes 38,750 shares that may be acquired through the exercise of stock options that are exercisable within 60 days of March 31, 2001. Does not include 11,250 shares issuable upon the exercise of options that are not exercisable within 60 days of March 31, 2001.

 (10) Includes 35,000 shares that may be acquired through the exercise of stock options that are exercisable within 60 days of March 31, 2001. Does not include 7,500 shares issuable upon the exercise of options that are not exercisable within 60 days of March 31, 2001.

 (11) Includes 1,352,184 shares of common stock that may be acquired through the exercise of stock options that are exercisable within 60 days of March 31, 2001. Does not include 1,188,125 shares issuable upon the exercise of options that are not exercisable within 60 days of March 31, 2001.

                     PROPOSAL NO. 1--ELECTION OF DIRECTORS

    Nine directors (constituting the entire Board) are to be elected at the annual meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below to serve until the 2002 annual meeting of stockholders and until their successors have been duly elected and qualified. In the event any of these nominees shall be unable to serve as a director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. All nominees have consented to be named and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

    The nominees, their ages, the year in which each first became a director and their principal occupations or employment during the past five years are:

                                       YEAR FIRST                PRINCIPAL OCCUPATION DURING
DIRECTOR                    AGE      BECAME DIRECTOR                 THE PAST FIVE YEARS
--------                  --------   ---------------   -----------------------------------------------
Herbert Conrad..........     68           1993         Retired; President of Roche Pharmaceuticals
                                                       Division, Hoffmann-La Roche from December 1981
                                                       until September 1993.(1)(2)

Sim Fass................     59           1983         Chairman of the Board since March 1997; CEO of
                                                       the Company since May 1984; Treasurer of the
                                                       Company since August 1983; President of
                                                       Bio-Technology General (Israel) Ltd., the
                                                       Company's wholly-owned subsidiary ("BTG
                                                       Israel"), since November 1999; President of the
                                                       Company and BTG Israel from May 1984 to May
                                                       1999; Chief Operating Officer of BTG Israel
                                                       between August 1983 and May 1987.(1)(3)

Carl Kaplan.............     62           1998         Senior Partner, Fulbright & Jaworski L.L.P.;
                                                       from January 1969 to January 1, 1989, a partner
                                                       of Reavis & McGrath, which merged with
                                                       Fulbright & Jaworski effective January 1,
                                                       1989.(1)(4)(5)

Allan Rosenfield........     68           1997         Dean and DeLamar Professor, Mailman School of
                                                       Public Health, Columbia University, since
                                                       1986.(2)

David Tendler...........     63           1994         Partner, Tendler Beretz L.L.C. since January
                                                       1985; Chairman of V.I. Technologies, Inc.
                                                       (previously Melville BioLogics Inc.) since
                                                       February 1995; Co-Chairman and Chief Executive
                                                       Officer of Phibro-Salomon, Inc. from May 1982
                                                       until October 1984.(1)(2)(5)

Virgil Thompson.........     61           1994         President, Chief Executive Officer and Director
                                                       of Chimeric Therapies, Inc. since September
                                                       2000; President and Chief Operating Officer of
                                                       the Company from May 1999 through August 2000;
                                                       President and Chief Executive Officer of Cytel
                                                       Corporation from January 1996 to May 1999;
                                                       President and Chief Executive Officer of CIBUS
                                                       Pharmaceutical, Inc. from July 1994 until
                                                       January 1996.(1)

                                       YEAR FIRST                PRINCIPAL OCCUPATION DURING
DIRECTOR                    AGE      BECAME DIRECTOR                 THE PAST FIVE YEARS
--------                  --------   ---------------   -----------------------------------------------
Dan Tolkowsky...........     79           1985         Venture capital investor; Partner, Adler &
                                                       Tolkowsky Management Associates, the general
                                                       partner of Athena Venture Partners L.P., a
                                                       venture capital partnership, from May 1985 to
                                                       September 1997; prior thereto, Vice Chairman
                                                       and Managing Director of Discount Investment
                                                       Corporation (Tel-Aviv); Chairman of the
                                                       Executive Committee of BTG Israel from 1983
                                                       through October 1989.(5)

Faye Wattleton..........     57           1997         President, Center for Gender Equality since
                                                       1995; President of Planned Parenthood
                                                       Federation of America, Inc. (New York) from
                                                       1978 to 1992.(1)

Herbert Weissbach.......     69           1997         Distinguished Research Professor, Director,
                                                       Center for Molecular Biology and Biotechnology,
                                                       Florida Atlantic University, since January
                                                       1997; prior thereto, Vice President,
                                                       Hoffmann-LaRoche Inc. from 1983 to 1996;
                                                       Director, Roche Institute of Molecular Biology
                                                       from 1983 to 1996.(2)

------------------------

(1) Member of the Executive Committee of the Board of Directors.

(2) Member of the Audit Committee of the Board of Directors.

(3) Pursuant to Dr. Fass' employment agreement with the Company, the Company has agreed to nominate Dr. Fass for election as a director during all periods when Dr. Fass serves as President and/or Chief Executive Officer of the Company. See "Executive Compensation--Employment Agreements."

(4) Fulbright & Jaworski L.L.P. has rendered legal services to the Company in 2000 and 2001.

(5) Member of the Compensation and Stock Option Committee of the Board of Directors.

    Mr. Conrad is a director of Genvec Inc., Sicor Inc. and Urocor Inc.
Mr. Tendler is a director of V.I. Technologies, Inc. Mr. Thompson is a director of Questcor Pharmaceuticals, Inc. and Aradigm Corporation. Ms. Wattleton is a director of Estee Lauder Companies and Quidel Corporation.

HOW OFTEN DID THE BOARD OF DIRECTORS MEET DURING THE YEAR ENDED DECEMBER 31,
  2000?

    During the fiscal year ended December 31, 2000, the Board of Directors held nine meetings. Each director attended at least 75% of the meetings of the Board of Directors held when he or she was a director and of all committees of the Board of Directors on which he or she served.

WHAT COMMITTEES HAS THE BOARD OF DIRECTORS ESTABLISHED?

    The Board of Directors has standing Executive, Audit and Compensation and Stock Option Committees.

    EXECUTIVE COMMITTEE. On December 6, 1994, the Board reestablished the Executive Committee to exercise, to the extent authorized by law, all of the powers and authority of the Board in the management of the business and affairs of the Company. Messrs. Virgil Thompson (Chairman), Herbert Conrad, Sim Fass, Carl Kaplan and David Tendler and Ms. Faye Wattleton are the current members of the Executive Committee. During the fiscal year ended December 31, 2000, the Executive Committee did not meet.

    AUDIT COMMITTEE. In November 1989, the Board formed an Audit Committee which was established to review the internal accounting procedures of the Company and to consult with and review the Company's independent auditors and the services provided by such auditors. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached to this proxy statement as APPENDIX A. Messrs. Herbert Conrad, Allan Rosenfield, David Tendler (Chairman) and Herbert Weissbach are the current members of the Audit Committee. During the fiscal year ended December 31, 2000, the Audit Committee held six meetings.

    COMPENSATION AND STOCK OPTION COMMITTEE. In January 1990, the Board formed a Compensation Committee. In May 1990, the Board combined the Compensation Committee and the Stock Option Plan Committee to form the Compensation and Stock Option Committee to review compensation practices, to recommend compensation for executives and key employees, and to administer the Company's stock option plans. Messrs. Carl Kaplan, David Tendler and Dan Tolkowsky (Chairman) are the current members of the Compensation and Stock Option Committee. During the fiscal year ended December 31, 2000, the Compensation and Stock Option Committee held one meeting.

HOW ARE DIRECTORS COMPENSATED?

    BASE COMPENSATION. The Company's non-employee directors are paid $10,000 annually in shares of the Company's common stock pursuant to the Company's Stock Compensation Plan for Outside Directors, which is described below, and $15,000 per annum in cash. These payments are made quarterly. In addition, non-employee members of the Executive Committee are paid $5,000 per annum in cash, payable quarterly, and non-employee members of the Audit Committee and the Compensation and Stock Option Committee receive $1,000 for each committee meeting attended if not held on the same day as a meeting of the Board of Directors. All directors are reimbursed for their expenses in connection with attending meetings of the Company's Board. In addition, the Company pays each director who attends the Company's research and development meetings a fee of $1,500 per day. Upon becoming a director of the Company, non-employee directors also receive a one time grant of options to purchase 20,000 shares of the Company's common stock pursuant to the Company's 1992 Stock Option Plan for Outside Directors. In addition, each non-employee director receives an option to purchase 7,500 shares of common stock each year upon re-election as a director pursuant to the Company's 1997 Stock Option Plan for Non-Employee Directors.

    STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS. Pursuant to the Company's 1997 Stock Option Plan for Non-Employee Directors (the "1997 Directors Option Plan"), each non-employee director receives an option to purchase 7,500 shares of common stock each year upon re-election as a director. The option exercise price per share of common stock is the Fair Market Value (as defined in the 1997 Directors Option Plan) of the common stock on the date that the option is granted. Options granted under the 1997 Directors Option Plan have a term of ten years from the date the option is granted, subject to earlier termination upon such person ceasing to be a director. A total of 500,000 shares of common stock have been reserved for issuance under the 1997 Directors Option Plan.

    In general, options become exercisable in four equal installments on the six month and first, second and third anniversaries of the date of grant. In the event a director ceases to be a director of the Company for any reason, such person may exercise the option, to the extent exercisable at the time he or she ceases to be a director of the Company, within six months after the date he or she ceases to be a director of the Company (one year if he or she ceases to be a director of the Company by reason of death). Options may not be transferred during the lifetime of an optionee. The 1997 Directors Option Plan provides that the options will become immediately exercisable in full upon a "Change in Control" (as defined in the 1997 Directors Option Plan) of the Company.

    Pursuant to the 1997 Directors Option Plan, on September 6, 2000,
Messrs. Conrad, Kaplan, Rosenfield, Tendler, Thompson, Tolkowsky and Weissbach and Ms. Wattleton, who were re-elected directors of the Company at the 2000 Annual Meeting of Stockholders, each received an option to purchase 7,500 shares of the Company's common stock at a per share exercise price of $11.8125. Upon the re-election of Messrs. Conrad, Kaplan, Rosenfield, Tendler, Thompson, Tolkowsky and Weissbach and Ms. Wattleton as directors of the Company at the 2001 Annual Meeting of Stockholders, each of them will receive an option to purchase 7,500 shares of the Company's common stock at a per share exercise price equal to Fair Market Value on the date of the annual meeting.

    STOCK OPTION PLAN FOR OUTSIDE DIRECTORS. Pursuant to the Company's 1992 Stock Option Plan for Outside Directors (the "1992 Directors Plan"), each person who is neither an officer nor employee of the Company or its subsidiaries and who is elected or appointed a director of the Company (the "New Director") automatically receives on the date of his or her initial election or appointment to the Company's Board (the "Grant Date") an option to purchase 20,000 shares of the Company's common stock (the "Option") at a per share exercise price equal to the Fair Market Value (as defined in the 1992 Directors Plan) of the Company's common stock on the Grant Date.

    Options issued under the 1992 Directors Plan may be exercised as to 5,000 shares on the date which is six months and one day after the Grant Date and an additional 5,000 shares on each of the three successive anniversaries of the Grant Date. In the event that a New Director ceases to be a director of the Company, such person may exercise any portion of the Option that is exercisable by him or her at the time he or she ceases to be a director of the Company, but only to the extent such Option is exercisable as of such date, within six months after the date he or she ceases to be a director of the Company. However, in the event a "Change of Control of the Corporation" (as defined in the 1992 Directors
Plan) occurs, all options granted under the 1992 Directors Plan which are outstanding at the time a Change of Control of the Corporation occurs will immediately become exercisable. Options granted under the 1992 Directors Plan have a term of ten years from the Grant Date and are not "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

    Mr. Herbert J. Conrad, who was elected a director of the Company on October 14, 1993, was automatically granted an Option at a per share price of $5.8125. Mr. David Tendler and Mr. Virgil Thompson, who were elected as directors of the Company on June 2, 1994, were each automatically granted an Option at a per share exercise price of $2.9375. Ms. Faye Wattleton and Messrs. Allan Rosenfield and Herbert Weissbach, who were elected directors of the Company on June 18, 1997, were each automatically granted an Option at a per share exercise price of $13.9375. Mr. Carl E. Kaplan, who was elected a director of the Company on June 17, 1998, was automatically granted an Option at a per share exercise price of $7.91.

    STOCK COMPENSATION PLAN FOR OUTSIDE DIRECTORS. Pursuant to the Company's Compensation Plan for Outside Directors (the "Compensation Plan"), each director of the Company who is neither an officer nor employee of the Company or its subsidiaries (an "Outside Director") is awarded automatically, in lieu of cash compensation for services as a director, on the last business day of each full fiscal quarter subsequent to his election or appointment as an Outside Director, such number of shares of the Company's common stock as has an aggregate Fair Market Value (as defined in the Compensation Plan) equal to $2,500, based on the price of the Company's common stock on the date of issue (the "Shares"). The Compensation Plan provides that each Outside Director will be awarded Shares until such time as he is no longer an Outside Director. If an Outside Director ceases to be an Outside Director for any reason, the number of Shares which he will be awarded on the last business day of the Company's next fiscal quarter will be equal to one-third of the number of Shares which he would have been awarded on such date for each complete month that he was an Outside Director in the fiscal quarter in which he ceased to be an Outside Director.

    The Compensation Plan allows any Outside Director to defer the issuance and delivery of the Company's common stock awarded under the Compensation Plan until the termination of his services on the Company's Board or such other time as the Company's Board may determine. The Company entered into a deferral agreement with Virgil Thompson in June 1994 and Herbert Weissbach in

June 1997 (the "Deferral Agreements") pursuant to which the issuance and delivery of the Company's common stock to be awarded to each of Mr. Thompson and Mr. Weissbach under the Compensation Plan has been deferred until after the date he ceases to be a member of the Company's Board; provided, however, that any shares of the Company's common stock, the issuance of which was deferred, will be issued to Mr. Thompson and Mr. Weissbach at the time of a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the Company's assets, as defined in the Code, except that in determining whether there is a change in effective control by reason of a stock acquisition, there must be an acquisition of stock possessing at least 40% (as opposed to the 20% requirement set forth in the Code) of the total voting power of the Company's common stock. Mr. Thompson elected not to defer receipt of shares pursuant to the Compensation Plan effective January 1, 2001 and Mr. Thompson now receives Shares under the Compensation Plan on the last business day of each fiscal quarter.

    During the 2000 fiscal year, each Outside Director eligible to receive shares under the Compensation Plan received 161 shares of the Company's common stock on March 31, 2000, 189 shares of the Company's common stock on June 30, 2000, 218 shares of the Company's common stock on September 30, 2000 and 353 shares of the Company's common stock on December 31, 2000. On March 31, 2000, June 30, 2000, September 30, 2000 and December 31, 2000, the Fair Market Value of the Company's common stock was $15.50, $13.1875, $11.4375 and $7.0625, respectively. Each of Messrs. Herbert Conrad, Carl Kaplan, Allan Rosenfield, David Tendler and Dan Tolkowsky and Ms. Faye Wattleton received an aggregate of 921 shares of the Company's common stock under the Compensation Plan for their services as director during the 2000 fiscal year. On March 31, 2001, each of Ms. Wattleton and Messrs. Conrad, Kaplan, Rosenfield, Tendler, Thompson and Tolkowsky received 400 shares of the Company's common stock under the Compensation Plan. On that date, the Fair Market Value of the Company's common stock was $6.24.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, as well as persons who beneficially own more than ten percent of the Company's common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

    Based upon a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during fiscal 2000 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with, except each of Marian Gorecki (who served as an executive officer until August 1, 2000), Yehuda Sternlicht and Dov Kanner failed to file one Form 4 on a timely basis.

VOTE REQUIRED

    The nine nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote, a quorum being present, shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instructions to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

    THE BOARD OF DIRECTORS DEEMS "PROPOSAL NO. 1--ELECTION OF DIRECTORS" TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" EACH NOMINEE.

                                 AUDIT MATTERS

WHAT SERVICES HAVE BEEN PROVIDED BY THE COMPANY'S AUDITORS?

    AUDIT FEES. The Company incurred professional fees of $140,000 from Arthur Andersen LLP, its principal auditor, related to the audit of the Company's financial statements as of and for the year ended December 31, 2000 and the review of the Company's quarterly financial statements in 2000.

    ALL OTHER FEES. The Company incurred professional fees of $297,000 from Arthur Andersen LLP, its principal auditor, related to other services during 2000, principally acquisition due diligence and tax services.

    The Company's audit committee has determined that the non-audit services provided by the Company's auditors in the year ended December 31, 2000 were compatible with the auditors' independence.

REPORT OF THE AUDIT COMMITTEE

    The Audit Committee of the Board of Directors of Bio-Technology General Corp. currently consists of Messrs. Tendler (Chairman), Conrad, Rosenfield and Weissbach. The Audit Committee serves as the representative of the Board of Directors for general oversight of the Company's financial accounting and reporting process, system of internal controls, audit process and process for monitoring compliance with laws and regulations. Each member of the Audit Committee is independent, as defined under the listing standards of the Nasdaq National Market. The Audit Committee operates under a written charter adopted by the Board of Directors and attached to this proxy statement as APPENDIX A.

    As set forth in more detail in the charter, the Audit Committee's primary responsibilities fall into three broad categories:

    - first, the Committee is charged with monitoring the preparation of quarterly and annual financial reports by the Company's management, including discussions with management and the Company's outside auditors about draft annual financial statements and key accounting and reporting matters;

    - second, the Committee is responsible for matters concerning the relationship between the Company and its outside auditors, including recommending their appointment or removal; reviewing the scope of their audit services and related fees, as well as any other services being provided to the Company; and determining whether the outside auditors are independent (based in part on the annual letter provided to the Company pursuant to INDEPENDENCE STANDARDS BOARD STANDARD NO. 1); and

    - third, the Committee oversees management's implementation of effective systems of internal controls including review of policies relating to legal and regulatory compliance, ethics and conflicts of interests; and review of the activities and recommendations of the Company's internal auditing program.

    The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee's charter. To carry out its responsibilities, the Committee met six times during 2000.

    In overseeing the preparation of the Company's financial statements, the Committee met with both management and the Company's outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the statements with both management and the outside auditors. The Committee's review included discussion with the outside auditors of matters required to be discussed pursuant to STATEMENT ON AUDITING STANDARDS NO. 61 (COMMUNICATION WITH AUDIT COMMITTEES).

    With respect to the Company's outside auditors, the Committee, among other things discussed with Arthur Andersen LLP matters relating to its independence and received from Arthur Andersen LLP the written disclosures and the letter as required by the INDEPENDENCE STANDARDS BOARD STANDARD NO. 1 (INDEPENDENCE DISCUSSIONS WITH AUDIT COMMITTEES).

    Finally, the Committee continued to monitor the scope and adequacy of the Company's internal controls, including proposals to strengthen internal procedures and controls where appropriate.

    On the basis of these reviews and discussion, the Committee recommended to the Board of Directors that the Board approve the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission.

                                          Members of the Audit Committee

                                          DAVID TENDLER (CHAIRMAN)
                                          HERBERT CONRAD
                                          ALLAN ROSENFIELD
                                          HERBERT WEISSBACH

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

    The Compensation and Stock Option Committee (the "Compensation Committee") was formed in 1990 and currently consists of Messrs. Tolkowsky (Chairman), Kaplan and Tendler. The Compensation Committee is charged with determining the most effective total executive compensation strategy based on the Company's business and consistent with stockholders' interests. The specific duties of the Compensation Committee entail reviewing the Company's compensation practices, recommending compensation for executives and key employees and administering the Company's stock option plans.

WHAT IS THE COMPANY'S PHILOSOPHY OF EXECUTIVE COMPENSATION?

    The Company has been engaged in the research, development, manufacture and marketing of products for human health care since its inception in 1980. One of the Company's strengths contributing to its success is the strong management team--many of whom have been with the Company for a significant period of time. The central goal of the Compensation Committee is to ensure that the Company's remuneration policy is such that the Company is able to attract, retain and reward capable employees who can contribute, both short- and longer-term, to the continued success of the Company. Equity participation and a strong alignment to stockholders' interests are key elements of the Company's compensation philosophy. The Committee uses the following principles to provide a framework for the compensation program:

    - offer competitive total compensation value that will attract and retain highly qualified executives with the skills necessary for building long-term stockholder value, motivate individuals to perform at their highest levels, and reward outstanding achievement;

    - maintain a significant portion of executives' total compensation at risk, tied both to annual and long-term performance of the Company as well as to the creation of stockholder value; and

    - encourage executives to manage from the perspective of owners with an equity stake in the Company.

    The Company's executive compensation program consists of three parts: base salary, annual bonus and stock options. In awarding salary increases and bonuses, the Compensation Committee did not relate the various elements of corporate performance to each element of executive compensation. Rather, the Compensation Committee considered whether the compensation package as a whole adequately compensated each executive for the Company's performance during 1999 and executive's contribution to such performance.

    BASE SALARY. Base salary represents the fixed component of the executive compensation program. The Company's philosophy regarding base salaries is conservative, maintaining salaries at approximately competitive industry average. Determinations of base salary levels are established on an annual review of marketplace competitiveness with similar biotechnology companies, and on internal relationships. Periodic increases in base salary relate to individual contributions to the Company's overall performance, relative marketplace competitiveness levels, length of service, experience and the industry's annual competitive pay practice movement. No specific performance targets were established for fiscal year 1999, which was the base year for determining the salary increases awarded in July 2000. In determining appropriate levels of base salary, the Compensation Committee relied in part on several biotechnology industry compensation surveys.

    BONUS. Bonuses represent the variable component of the executive compensation program that is tied to the Company's performance and individual achievement. The Company's policy is to base a significant portion of its senior executives' cash compensation on bonus. In determining bonuses, the Compensation Committee considers factors such as relative performance of the Company during the year and the individual's contribution to the Company's performance as well as the degree to which the executive met certain objectives established for him.

    STOCK OPTIONS. The Compensation Committee, which administers the Company's stock option plans, believes that one important goal of the executive compensation program should be to provide executives, key employees and consultants--who have significant responsibility for the management, growth and future success of the Company--with an opportunity to increase their ownership and potentially gain financially from the Company's stock price increases. This approach ensures that the best interests of the stockholders, executives and employees will be closely aligned. Therefore, executive officers and other key employees of the Company are granted stock options from time to time, giving them a right to purchase shares of the Company's common stock in the future at a specified price. The grant of options is based primarily on an employee's potential contribution to the Company's growth and financial results. In determining the size of option grants, the Compensation Committee considers the number of options owned by such officer, the number of options previously granted and currently outstanding, and the aggregate size of the current option grants. Options generally are granted at the prevailing market value of the Company's common stock and will only have value if the Company's stock price increases. Generally, grants of options vest in equal amounts over four years and the individual must be employed by the Company for such options to vest.

HOW IS THE COMPANY'S CHIEF EXECUTIVE OFFICER COMPENSATED?

    In reviewing and recommending Dr. Fass' salary and bonus and in awarding him stock options during 2000 and for his future services, the Compensation Committee followed its compensation philosophy. Dr. Fass' annual salary was increased to $405,000 in July 2000, a 5.2% increase over the prior year, compared to a 6.9% increase in salary in June 1999 over the prior year. The Compensation Committee recommended this increase in salary over the prior year in recognition of Dr. Fass' achievements in establishing new commercial relationships and advancing the commercialization of many of the Company's products as well as achieving profitable financial results. For the June 1999 to June 2000 period, Dr. Fass received a bonus of $155,000, representing approximately 28% of his 2000 cash compensation, which bonus was paid in 2000. The Committee recommended the particular dollar amount of Dr. Fass' bonus in recognition of Dr. Fass' efforts in establishing new commercial relationships and advancing the commercialization of many of the Company's products. In
July 2000, Dr. Fass was granted options to purchase 150,000 shares of the Company's common stock at an exercise price of $10.25, the fair market value on the date of grant, under the terms of the 1992 Stock Option Plan. The options become exercisable in equal installments over four years beginning on the first anniversary of the date of grant. The Compensation Committee believes a grant of a stock option to purchase 150,000 shares of the Company's common stock is reasonable, based on marketplace competitiveness, to secure the long-term services of the Company's chief executive officer and to further align the chief executive officer's compensation with stockholder interests.

HOW IS THE COMPANY ADDRESSING INTERNAL REVENUE CODE LIMITS ON DEDUCTIBILITY OF
  COMPENSATION?

    Under Section 162(m) of the Code, publicly held companies may be prohibited from deducting as an expense for federal income tax purposes total remuneration in excess of $1 million paid to certain executive officers in a single year. However, Section 162(m) provides an exception for "performance based" remuneration, including stock options. The Company expects to keep "non-performance based" remuneration within the $1 million limit to ensure that all executive compensation will be fully deductible. Nevertheless, although the Committee considers the net cost to the Company in making all compensation decisions (including, for this purpose, the potential limitation on deductibility of executive compensation), there is no assurance that compensation realized with respect to any particular award will qualify as "performance based" remuneration.

                                          Members of the Compensation Committee

                                          DAN TOLKOWSKY (CHAIRMAN)
                                          CARL KAPLAN
                                          DAVID TENDLER

SUMMARY EXECUTIVE COMPENSATION TABLE

    The following table shows all the cash compensation paid or to be paid by the Company or its subsidiaries as well as certain other compensation paid or accrued during the fiscal years indicated to (i) the Chief Executive Officer of the Company, (ii) each of the four other most highly compensated executive officers of the Company who were serving at the end of 2000, and
(iii) Mr. Thompson, who would have been one of the four most highly compensated executive officers of the Company in 2000 but for the fact that he was not serving as an executive officer at the end of 2000 (collectively the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG TERM
                                                                   ANNUAL COMPENSATION       COMPENSATION
                                                      FISCAL    --------------------------   -------------      ALL OTHER
NAME AND PRINCIPAL POSITION(1)                         YEAR     SALARY($)(2)   BONUS($)(3)    OPTIONS(#)     COMPENSATION(4)
------------------------------                       --------   ------------   -----------   -------------   ----------------
Sim Fass .........................................     2000       $395,000      $155,000        150,000           $5,250
  Chairman of the Board and                            1999        372,500       150,000        150,000            5,000
  Chief Executive Officer                              1998        347,500       125,000        200,000            5,000

Virgil Thompson ..................................     2000        224,852       110,000        125,000(6)         3,500
  President and Chief Operating Officer(5)             1999        212,308            --        200,000            3,125
                                                       1998             --            --             --               --

Norman Barton ....................................     2000        221,500        65,000         50,000            5,250
  Senior Vice President--Chief Medical Officer         1999        206,250        60,000         79,500            5,000
                                                       1998        193,150        50,000         85,000            5,000

Dov Kanner .......................................     2000        203,225        65,000        190,000           51,848(8)
  Senior Vice President and General Manager of BTG     1999        104,000        37,500         40,405           17,633(8)
  Israel(7)                                            1998        106,000        32,500         30,000           17,717(8)

Ernest Kelly .....................................     2000        216,499        62,500         35,000            5,250
  Senior Vice President--Quality Assurance,            1999        205,250        60,000         59,800            5,000
  Quality Control and Regulatory Affairs               1998        192,504        50,000         40,000            5,000

Robert Shaw ......................................     2000        220,500        70,000         75,000            5,250
  Senior Vice President--General Counsel and           1999        201,250        50,000         70,000            5,000
  Secretary                                            1998        131,250            --         65,000            1,100

------------------------------

(1) Each of the Named Executive Officers who is currently an executive officer is a party to an employment or severance agreement with the Company. See "--Employment Agreements."

(2) Effective July 1, 2000, the salary of each of Messrs. Fass, Thompson, Barton, Kelly and Shaw was increased to $405,000, $335,000, $225,500, $220,500 and $231,000, respectively, from $385,000, $320,000, $217,500,
    $212,5000 and $210,000, respectively. The salary of Mr. Kanner was increased from $106,000 to $180,000 on February 1, 2000 when he became Senior Vice President of the Company and the General Manager of BTG Israel and to $235,000 effective July 1, 2000. Mr. Shaw's salary was increased to $275,000 effective January 1, 2001.

(3) Bonuses paid during a fiscal year are for the prior fiscal year.

(4) Pursuant to the SEC's rules on executive compensation disclosure, "All Other Compensation" does not include perquisites because the aggregate amount of such compensation for each of the persons listed did not exceed the lesser of (i) $50,000 or (ii) 10 percent of the combined salary and bonus for such person in each such year. Amount included represents the Company's matching contribution pursuant to its 401(k) defined contribution plan for all U.S.-based employees and contributions to a professional study fund and managers' insurance, which includes severance pay and retirement pension, for Israeli-based employees.

(5) Mr. Thompson joined the Company as President and Chief Operating Officer effective May 3, 1999 and resigned as an executive officer effective August 31, 2000. Mr. Thompson remains a director of the Company. Does not include compensation received by Mr. Thompson as a director of the Company after his termination of employment. See "--Compensation of Directors."

(6) These options expired when Mr. Thompson resigned as an executive officer effective August 31, 2000.

(7) Mr. Kanner became Senior Vice President and the General Manager of BTG Israel on February 1, 2000.

(8) Consists of BTG Israel contributions to a professional study fund in an amount equal to 7.5% of salary and to managers' insurance, which includes severance pay and retirement pension, equal to 13.3% of salary. Mr. Kanner contributes 2.5% and 5%, respectively, of his salary to these funds. In 2000, also includes a "gross up" tax payment of $7,725 with respect to a company car provided to Mr. Kanner.

OPTION GRANTS FOR 2000

    The following table sets forth information with respect to option grants in 2000 to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                          POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED
                              NUMBER OF       % OF TOTAL                                     ANNUAL RATES OF
                             SECURITIES        OPTIONS                                  STOCK PRICE APPRECIATION
                             UNDERLYING       GRANTED TO     EXERCISE OR                   FOR OPTION TERM(3)
                               OPTIONS       EMPLOYEES IN    BASE PRICE    EXPIRATION   -------------------------
NAME                        GRANTED(#)(1)   FISCAL YEAR(2)     ($/SH)         DATE        5%($)         10%($)
----                        -------------   --------------   -----------   ----------   ----------   ------------
Sim Fass..................     150,000           10.0%         $10.25        7/31/10     $967,500     $2,451,000

Virgil Thompson(4)........     125,000            8.3           10.25        7/31/10      806,250      2,042,500

Norman Barton.............      50,000            3.3           10.25        7/31/10      322,500        817,000

Dov Kanner................     100,000            6.6          15.063        1/23/10      947,700      2,400,700
                                90,000            6.0           10.25        7/31/10      580,500      1,470,600

Ernest Kelly..............      35,000            2.3           10.25        7/31/10      225,750        571,900

Robert Shaw...............      75,000            5.0           10.25        7/31/10      483,750      1,225,500

------------------------

(1) Options generally vest in four equal annual installments commencing on the first anniversary date of the grant; however, options granted under the Company's 1992 Stock Option Plan and certain other options become immediately exercisable upon a change in control of the Company.

(2) Based upon options to purchase 1,506,000 shares granted to all employees in 2000.

(3) These amounts represent assumed rates of appreciation in the price of the Company's common stock during the terms of the options in accordance with rates specified in applicable federal securities regulations. Actual gains, if any, on stock option exercises will depend on the future price of the common stock and overall stock market conditions. The 5% rate of appreciation over the 10-year option term of each of the $10.25 and $15.063 stock prices on each date of grant would result in a stock price of $16.70 and $24.54, respectively. The 10% rate of appreciation over the 10-year option term of each of the $10.25 and $15.063 stock prices on each date of grant would result in a stock price of $26.59 and $39.07, respectively. There is no representation that the rates of appreciation reflected in this table will be achieved.

(4) These options expired when Mr. Thompson resigned as an executive officer effective August 31, 2000.

OPTION VALUES FOR 2000

    The following table sets forth information with respect to (i) stock options exercised in 2000 by the Named Executive Officers and (ii) unexercised stock options held by such individuals at December 31, 2000.

                          AGGREGATED OPTION EXERCISES
             IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                                          NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED,
                             SHARES                      OPTIONS HELD AT FISCAL        IN-THE-MONEY OPTIONS AT
                            ACQUIRED                            YEAR END                FISCAL YEAR END($)(1)
                               ON           VALUE      ---------------------------   ---------------------------
NAME                       EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                       -----------   -----------   -----------   -------------   -----------   -------------
Sim Fass.................         --      $     --       682,500        400,000      $1,536,094     $       --

Virgil Thompson..........         --            --        29,375        205,625         280,234      1,629,766

Norman Barton(2).........     66,250       719,981        77,500        165,750          88,281        137,719

Dov Kanner...............         --            --       106,533        210,000         237,498        232,392

Ernest Kelly(3)..........     40,000       283,975        87,500        117,300              --        139,838

Robert Shaw(4)...........     12,500        60,175        65,000        132,500              --        141,250

------------------------

(1) Based on a closing stock price of the Company's common stock on December 31, 2000 of $7.0625.

(2) During 2000, Dr. Barton exercised options to purchase 37,500, 7,500, 6,250 and 15,000 shares at an exercise price of $6.625, $8.19, $7.875 and $7.5625, respectively. The closing price of the Company's common stock on the date of exercise was $17.09375.

(3) During 2000, Dr. Kelly exercised options to purchase 40,000 shares at an exercise price of $7.185. The closing price of the Company's common stock on the dates of exercise was $14.96875 and $13.9375.

(4) During 2000, Mr. Shaw exercised options to purchase 12,500 shares at an exercise price of $7.406. The closing price of the Company's common stock on the date of exercise was $12.5625.

EMPLOYMENT AGREEMENTS

    The Company and Sim Fass entered into an employment agreement dated as of January 1, 1990 (the "Fass Agreement") pursuant to which Dr. Fass has served as President (through May 3, 1999) and Chief Executive Officer of the Company. At January 1, 2000, the Fass Agreement was automatically renewed for another two year period, and will automatically be renewed for successive two year periods thereafter unless either party gives the other notice of nonrenewal. The Fass Agreement also provides that the Company will nominate Dr. Fass for election as a director during all periods when he serves as President and/or Chief Executive Officer of the Company. For his services, Dr. Fass is currently entitled to an annual salary of $405,000, with bonuses to be determined at the discretion of the Company's Board. In the event Dr. Fass' employment is terminated by the Company at any time for any reason other than justifiable cause, disability or death, or the Company shall fail to renew the Fass Agreement at any time within two years following a "Change in Control of the Company," the Company shall pay Dr. Fass, for a period equal to the longer of (1) the remaining term of the Fass Agreement or (2) one year (such period being hereinafter referred to as the "Fass Severance Period"), a monthly payment equal to the sum of (a) 1/12 of Dr. Fass' salary at the time of such termination and (b) 1/12 of Dr. Fass' most recently declared bonus, which amount shall be in lieu of any and all other payments due and owing to Dr. Fass under the terms of the Fass Agreement. During the Fass Severance Period, the Company shall continue to provide Dr. Fass with health, life and disability insurance. In the event the

Company elects not to renew the Fass Agreement other than within two years following a "Change in Control of the Company," the Company is obligated to pay Dr. Fass a severance payment equal to the sum of one month's salary plus 1/12 of his most recently declared bonus for each year Dr. Fass has been employed by the Company.

    Pursuant to the Fass Agreement, all options granted or to be granted to Dr. Fass under any Company stock option plan shall become immediately exercisable and all restrictions against disposition, if any, which have not otherwise lapsed shall immediately lapse if (i) Dr. Fass' employment with the Company is terminated upon a determination by the Company's Board that the performance of his duties has not been fully satisfactory for any reason that would not constitute "justifiable cause" (as defined in the Fass Agreement),
(ii) Dr. Fass dies or is disabled (as defined in the Fass Agreement) while employed by the Company, (iii) Dr. Fass is not nominated by the Company for re-election to the Company's Board, other than for justifiable cause,
(iv) there shall occur a material reduction in Dr. Fass' duties, other than for justifiable cause, or (v) any event constituting a "Change in Control of the Company" shall occur while Dr. Fass is employed by the Company.

    For purposes of the Fass Agreement, a "Change in Control of the Company" shall be deemed to occur if (i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or
(ii) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company, or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 40% or more of the Company's outstanding common stock other than pursuant to a plan or arrangement entered into by such person and the Company, or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

    The Company and Ernest Kelly entered into an employment agreement dated as of January 29, 1996 (the "Kelly Agreement") pursuant to which Mr. Kelly serves as Senior Vice President--Quality Assurance, Quality Control and Regulatory Affairs of the Company. At January 29, 2000, the Kelly Agreement was automatically renewed for an additional two year period. For his services, Mr. Kelly is currently entitled to an annual salary of $220,500 and to bonuses to be determined at the discretion of the Company's Board. In connection with the commencement of his employment with the Company, Mr. Kelly was granted options to purchase 50,000 shares of the Company's common stock at an exercise price of $7.1875 per share, the fair market value on the date of grant. These options became exercisable in four annual installments of 12,500 shares each. In the event that Mr. Kelly's employment is terminated by the Company at any time for any reason other than justifiable cause, disability or death, or the Company shall fail to renew the Kelly Agreement, the Company is obligated to pay
Mr. Kelly an amount equal to his then annual salary, payable bi-weekly in equal installments.

    The Company and Norman Barton entered into a severance agreement dated as of April 26, 1996 (the "Barton Agreement"). In March 1998, Dr. Barton was appointed Senior Vice President-Chief Medical Officer of the Company; prior thereto,
Dr. Barton served as Vice President-Medical Affairs of the Company. For his services, Dr. Barton is currently entitled to an annual salary of $225,500 and to bonuses to be determined at the discretion of the Company's Board. In connection with his appointment to Senior Vice President-Chief Medical Officer, Dr. Barton was granted options to purchase 25,000 shares of the Company's common stock at an exercise price of $7.875 per share, the fair market value on the date of grant. These options became exercisable in four equal annual installments of 6,250 shares each. Pursuant to the terms of the Barton Agreement, in the event that Dr. Barton's employment is terminated by the Company at any time for any reason other than justifiable cause, disability or death, the Company is obligated to pay
Dr. Barton an amount equal to his then annual salary, payable bi-weekly in equal installments.

    The Company and Robert Shaw entered into an Employment Agreement dated as of July 23, 1999 (the "Shaw Agreement") pursuant to which Mr. Shaw serves as Senior Vice President and General Counsel. The Shaw Agreement has an initial term of two years from July 23, 1999 and will thereafter automatically be renewed for successive two-year periods unless either party gives notice of non-renewal. For his services, Mr. Shaw is currently entitled to an annual salary of $275,000, with bonuses to be determined at the discretion of the Company's Board. In the event Mr. Shaw's employment is terminated by the Company at any time for any reason other than justifiable cause, disability or death, or in the event the Company shall fail to renew the Shaw Agreement, the Company shall pay Mr. Shaw a severance payment equal to his then current salary plus the amount of his last bonus and Mr. Shaw shall have the right to exercise any options exercisable as of the date of termination for a six month period following the termination date. For a twelve month period following the termination date Mr. Shaw shall continue to participate in the Company's 401(k) plan and in the Company's health, dental, life and disability insurance programs.

    The Company, BTG Israel and Dov Kanner entered into an Employment Agreement dated as of January 23, 2000 (the "Kanner Agreement") pursuant to which Mr. Kanner serves as Senior Vice President of the Company and General Manager of BTG Israel. The Kanner Agreement has an initial term of two years and will thereafter automatically be renewed for successive two year periods unless either party gives notice of non-renewal. For his services Mr. Kanner is currently entitled to receive an annual salary of $235,000, with bonuses to be determined at the discretion of the Company's Board. In the event Mr. Kanner's employment is terminated by the Company at any time for any reason other than justifiable cause, disability or death, or in the event the Company shall fail to renew the Kanner Agreement, the Company shall pay Mr. Kanner a severance payment equal to the greater of (i) one year's salary plus Mr. Kanner's most recent bonus, (ii) the product of one month's salary plus 1/12 of Mr. Kanner's most recently declared bonus multiplied by the number of years Mr. Kanner has been employed by the Company or (iii) the amounts Mr. Kanner is entitled to receive under applicable law. Such severance payment will be reduced by any payments received through Israeli directors insurance and other similar programs. In connection with Mr. Kanner assuming these new positions, he was granted options to purchase 100,000 shares of the Company's common stock at an exercise price of $15.063 per share, the fair market value on the date of the grant. These options become exercisable in four annual installments of 25,000 shares each.

                               PERFORMANCE GRAPH

    The following graph compares cumulative total return of the Company's common stock with the cumulative total return of (i) the Standard & Poors 500 Index ("S&P 500 Index"), (ii) the Amex Biotech Index and (iii) the S&P Drug Index. The graph assumes (a) $100 was invested on December 31, 1995 in each of the Company's common stock, the stocks comprising the S&P 500 Index, the stocks comprising the Amex Biotech Index and the stocks comprising the Standard & Poors Drug Index ("S&P Drug Index"), and (b) the reinvestment of dividends.

                            STOCK PERFORMANCE GRAPH
                          BIO-TECHNOLOGY GENERAL CORP.
                         ANALYSIS OF PEER GROUP INDICES

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

               1995     1996     1997     1998     1999     2000
BTGC          100.000  287.671  235.616  152.055  334.247  154.795
Amex Biotech  100.000  107.872  121.417  138.394  292.692  474.187
S&P Drug      100.000  122.530  191.408  286.810  233.640  317.684
S&P 500       100.000  120.264  157.555  199.573  238.542  214.356

                                 PROPOSAL NO. 2
                     ADOPTION OF THE 2001 STOCK OPTION PLAN

    On April 30, 2001, the Board of Directors adopted the 2001 Stock Option Plan, subject to stockholder approval. The Board of Directors believes that the continued growth and success of the Company will depend, in part, upon the ability of the Company to attract, retain and motivate as employees, directors, officers and consultants knowledgeable persons who, through their efforts and expertise, can make a significant contribution to the success of the Company's business and to provide incentive to work for the best interests of the Company and its stockholders through the ownership of common stock. There are currently only 1,167,867 shares remaining under the Company's 1992 Stock Option Plan, which expires in 2002. Therefore, the Board of Directors believes that the approval of the adoption of the 2001 Stock Option Plan is essential to allow the Company to continue to attract and retain the best available employees, directors, officers and consultants and to align the financial interests of these persons with those of stockholders through increased employee stock ownership. In assessing the recommendation of the Board, stockholders should consider that the current directors of the Company are eligible for grants of options under the 2001 Stock Option Plan and thus may have a conflict of interest. The primary features of the 2001 Stock Option Plan are summarized below. The full text of the 2001 Stock Option Plan is set forth in APPENDIX B to this proxy statement and the following discussion is qualified by reference thereto.

GENERAL DESCRIPTION OF THE 2001 STOCK OPTION PLAN

    PURPOSE. The purposes of the 2001 Stock Option Plan are to provide long-term incentives to employees, directors, officers and consultants of the Company and its affiliates, to assist the Company in attracting and retaining individuals with experience and/or ability on a basis competitive with industry practice and to associate the financial interests of employees, directors, officers and consultants with long-term stockholder value.

    AVAILABLE SHARES AND ELIGIBILITY. The 2001 Stock Option Plan permits the issuance of an aggregate of 10,000,000 shares of the Company's common stock pursuant to the exercise of options granted to employees of the Company or any of its affiliates and to directors of, or consultants to, the Company and its affiliates. The number of shares that may be issued under the 2001 Stock Option Plan is subject to anti-dilution adjustments. Options granted under the 2001 Stock Option Plan may either be incentive stock options within the meaning of
Section 422 of the Code ("ISOs") or options which do not qualify as ISOs ("non-ISOs"); provided, however, that ISOs may only be granted to employees of the Company or a "subsidiary" of the Company (within the meaning of Section 424(f) of the Code).

    ADMINISTRATION. The 2001 Stock Option Plan is administered by a committee (the "Committee") of at least three members of the Board of Directors, chosen by the Board of Directors. The Committee has the authority to determine the individuals to whom stock options will be granted, the number of shares to be covered by each option, the option price, the type of option, the option period, the vesting restrictions, if any, with respect to the exercise of the option, the terms for the payment of the option price and other terms and conditions.

    EXERCISE PRICE. The exercise price for shares covered by an ISO may not be less than 100% of the fair market value (as defined in the 2001 Stock Option
Plan) of the common stock on the date of grant (110% in the case of a grant to an employee who owns 10% or more of the outstanding stock of the Company or any subsidiary (a "10% Stockholder")). The exercise price for shares covered by a non-ISO may not be less than 85% of the fair market value (as defined in the 2001 Stock Option Plan) of the common stock on the date of grant. No individual may be granted ISOs that become exercisable for the first time in any calendar year for common stock having a fair market value at the time of grant in excess of $100,000. The 2001 Stock Option Plan provides that the maximum aggregate number of shares underlying options granted to any person in any single fiscal year is 250,000 shares of common stock.

    EXERCISE OF OPTION; FORM OF CONSIDERATION. Payment for shares acquired upon exercise of an option may be made in cash, certified or bank check, and/or in such other form of payment as may be permitted by the Committee from time to time, including without limitation, shares of common stock which, if acquired from the Company, have been owned by the optionee (free and clear of any liens or encumbrances) for at least six months or, if the common stock is publicly traded, pursuant to a cashless exercise procedure established by the Company in accordance with Regulation T of the Federal Reserve Board.

    NEW PLAN BENEFITS. Because benefits under the 2001 Stock Option Plan will depend on the Committee's actions and the fair market value of the Company's common stock on future dates, it is not possible to determine the benefits that will be received by officers and other employees if the 2001 Stock Option Plan is approved by the Company's stockholders.

    CHANGE IN CONTROL. The 2001 Stock Option Plan also provides that the options will become exercisable upon a change in control of the Company. For purposes thereof, a change in control of the Company is deemed to occur if
(1) there occurs (A) any consolidation or merger in which the Company is not the continuing or surviving entity or pursuant to which shares of the common stock would be converted into cash, securities or other property, other than (x) a consolidation or merger of the Company in which the holders of the common stock immediately prior to the consolidation or merger have the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger, or (y) a consolidation or merger which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (by being converted into voting securities of the continuing or surviving entity) more than 50% of the combined voting power of the voting securities of the surviving or continuing entity immediately after such consolidation or merger and which would result in the members of the Board immediately prior to such consolidation or merger (including, for this purpose, any individuals whose election or nomination for election was approved by a vote of at least two-thirds of such members), constituting a majority of the board of directors (or equivalent governing body) of the surviving or continuing entity immediately after such consolidation or merger; or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the Company's assets; (2) the Company's stockholders approve any plan or proposal for the liquidation or dissolution of the Company;
(3) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) shall become the beneficial owner (within the meaning of Rule 13d-3 under said Act) of 40% or more of the common stock other than pursuant to a plan or arrangement entered into by such person and the Company; or (4) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority of the Board unless the election or nomination for election by the Company's stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

    NONTRANSFERABILITY AND TERMINATION OF OPTIONS. Options may not be transferred during the lifetime of an option; provided, however, that the Committee may, in its sole discretion, permit an optionee to transfer an option (other than an ISO), in whole or in part, to such person as approved by the Committee and subject to the terms and conditions as the Committee may determine.

    In general, no option may be exercised more than ninety days after the termination of the optionee's service with the Company or its affiliates unless such optionee is terminated for cause, upon which all options held by such optionee shall immediately terminate. This ninety day period is extended to twelve months if the optionee's service is terminated by reason of disability or death and may be extended by the Committee in its sole discretion. All options must expire no later than ten years (five years in the case of an ISO granted to a 10% Stockholder) from the date of grant.

    AMENDMENT AND TERMINATION. The Board of Directors may amend or terminate the 2001 Stock Option Plan. Subject to certain limitations set forth in the 2001 Stock Option Plan, any amendment which would increase the aggregate number of shares of common stock as to which options may be granted under the 2001 Stock Option Plan, or modify a class of employees eligible to receive options under the 2001 Stock Option Plan shall, to the extent required by applicable law or Nasdaq requirements, be subject to the approval of the holders of the common stock. No amendment or termination may adversely affect any outstanding option without the written consent of the optionee. In any event, no stock options may be granted under the 2001 Stock Option Plan after April 30, 2011.

FEDERAL INCOME TAX CONSEQUENCES

    The federal income tax consequences to the Company and recipients of stock options under the 2001 Stock Option Plan are complex and subject to change. The following discussion is only a summary of the general rules applicable to the 2001 Stock Option Plan. Recipients of options under the plan should consult their own tax advisors since a taxpayer's particular situation may be such that some variation of the rules described below will apply.

    An optionee does not realize taxable income upon the grant of an option. In general, the holder of a non-ISO realizes ordinary income when the option is exercised equal to the excess of the value of the stock over the exercise price (I.E., the option spread), and the Company receives a corresponding deduction. Upon a later sale of the stock, the optionee realizes capital gain or loss equal to the difference between the selling price and the value of the stock at the time the option was exercised (or, if later, the time ordinary income was recognized with respect to the exercise).

    The holder of an ISO does not realize taxable income upon exercise of the option (although the option spread is an item of tax preference income potentially subject to the alternative minimum tax). If the stock acquired upon exercise of the ISO is sold or otherwise disposed of within two years from the ISO grant date or within one year from the exercise date, then, in general, gain realized on the sale is treated as ordinary income to the extent of the option spread at the exercise date, and the Company receives a corresponding deduction. Any remaining gain is treated as capital gain. If the stock is held for at least two years from the grant date and one year from the exercise date, then gain or loss realized upon the sale will be capital gain or loss and the Company will not be entitled to a deduction. A special basis adjustment applies to reduce the gain for alternative minimum tax purposes.

    In general, if an optionee delivers previously-owned shares in payment of the exercise price of an option, no gain or loss will be recognized on the exchange of the previously-owned shares for an equivalent number of newly issued shares. However, if the previously-owned shares delivered in payment of the exercise price were acquired pursuant to the exercise of an ISO and if the requisite ISO holding periods are not satisfied (see the preceding paragraph), then the optionee will realize ordinary income on the delivery of the previously-owned shares as in the case of any other "early" disposition of ISO-acquired shares. If the option being exercised is a non-ISO, the optionee will realize ordinary income equal to the amount by which the fair market value of the common stock received exceeds the exercise price (as if the exercise price were paid in cash).

VOTE REQUIRED AND BOARD RECOMMENDATION

    The affirmative vote of the holders of a majority of the shares of common stock of the Company present or represented at the 2001 annual meeting and entitled to vote is required for the adoption of the 2001 Stock Option Plan. Broker non-votes with respect to this matter will be treated as neither a vote "for" nor a vote "against" the matter and will not be counted in determining the number of shares necessary for approval, although they will be counted in determining if a quorum is present.

However, abstentions will be considered in determining the number of votes required to attain a majority of the shares present or represented at the meeting entitled to vote. Accordingly, an abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote "against" the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

    THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

    If stockholders do not approve the 2001 Stock Option Plan, the Board of Directors will consider whether to adopt some alternative arrangement based on its assessment of the Company's needs.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

    Arthur Andersen LLP have been the independent auditors for the Company since December 1990 and will serve in that capacity for the 2001 fiscal year. A representative of Arthur Andersen LLP will be present at the Annual Meeting and will have an opportunity to make a statement if he desires to do so, and will respond to appropriate questions from stockholders.

                             STOCKHOLDER PROPOSALS

    Stockholder proxies obtained by the Board of Directors in connection with the annual meeting of stockholders in the year 2002 will confer on the proxyholders discretionary authority to vote on any matters presented at the meeting which were not included in the proxy statement, unless notice of the matter to be presented at the meeting is provided to the Company's Corporate Secretary no later than March 27, 2002.

    All stockholder proposals which are intended to be presented at the 2002 Annual Meeting of Stockholders of the Company must be received by the Company no later than January 11, 2002 for inclusion in the Board of Directors' proxy statement and form of proxy relating to that meeting.

                                 OTHER BUSINESS

    The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

                             ADDITIONAL INFORMATION

    Proxies for use at the meeting are being solicited by the Board of Directors of the Company. Proxies will be mailed to stockholders on or about May 11, 2001 and will be solicited chiefly by mail. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the shares and will reimburse them for their expenses in so doing. The Company has retained D.F. King & Co., Inc. to aid in the solicitation. For these services, D.F. King will receive a fee of approximately $12,500 and reimbursement of expenses. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations or by telephone, facsimile or electronic means. All expenses incurred in connection with this solicitation will be borne by the Company.

    The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope, or vote by telephone or electronically.

                                          By Order of the Board of Directors

                                          Robert M. Shaw
                                          SECRETARY

Dated: May 11, 2001

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: BIO-TECHNOLOGY GENERAL CORP., ATTENTION: LEAH BERKOVITS, 70 WOOD AVENUE SOUTH, ISELIN, NEW JERSEY 08830.

                                                                      APPENDIX A

                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                    CHARTER

I. PURPOSE

    The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

    - Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.

    - Review and appraise the audit efforts of the Corporation's independent accountants and, if one exists, internal auditing department.

    - Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department (if one exists) and the Board of Directors.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II. COMPOSITION

    The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. A director is not independent if the director: (a) is, or within the past 3 years was, an employee of the Corporation or an affiliate, or an immediate family member of a current or former (within the past 3 years) executive officer;
(b) has received non-director compensation exceeding $60,000 during the prior year (excluding benefits under a tax-qualified retirement plan); (c) is an affiliate of an entity that received payments in any of the past 3 years exceeding the greater of $200,000 or 5% of either the Corporation's or such entity's annual gross revenues; or (d) is an executive of another entity and any of the Corporation's executive officers serve on that entity's compensation committee. In exceptional and limited circumstances, one of the Committee members may be non-independent, as long as the reason for non-independence is not clause (a) above and the Board has determined that inclusion of such individual as a member of the Committee is in the best interests of the Corporation. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

    The members of the Committee shall be elected by the Board at the annual meeting of the Board and shall serve until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

    The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, the director of the internal auditing department, if such a department exists, and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should meet with the independent accountants and management quarterly to review the Corporation's financials consistent with IV.4 below.

IV. RESPONSIBILITIES AND DUTIES

    To fulfill its responsibilities and duties the Audit Committee shall:

DOCUMENTS/REPORTS REVIEW

     1. Review and update this Charter periodically, at least annually, as conditions dictate.

     2. Review the Corporation's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion or review rendered by the independent accountants.

     3. Review any internal reports to management prepared by the internal auditing department, if one is created, and management's response.

     4. Review with financial management and the independent accountants the 10-Q prior to its filing or prior to the release of earnings. The Chair of the Committee may represent the entire Committee for purposes of this review.

INDEPENDENT ACCOUNTANTS

     5. Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants' independence.

     6. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

     7. Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the Corporation's financial statements.

FINANCIAL REPORTING PROCESSES

     8. In consultation with the independent accountants and the internal auditors, if any, review the integrity of the Corporation's financial reporting processes, both internal and external.

     9. Consider the independent accountants' judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.

    10. Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practice as suggested by the independent accountants or management.

PROCESS IMPROVEMENT

    11. Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent accountants and the internal auditors, if any, regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

    12. Following completion of the annual audit, review separately with each of management, the independent accountants and the internal auditing department, if any, any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

    13. Review any significant disagreement among management and the independent accountants or the internal auditing department, if any, in connection with the preparation of the financial statements.

    14. Review with the independent accountants, the internal auditing department, if any, and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

ETHICAL AND LEGAL COMPLIANCE

    15. Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

    16. Review management's monitoring of the Corporation's compliance with the Corporation's Ethical Code, and ensure that management has the proper review system in place to ensure that Corporation's financial statements, reports and other financial information disseminated to governmental organizations, and the public satisfy legal requirements.

    17. Review activities, organizational structure, and qualifications of the internal audit department if one is created.

    18. Review, with the Corporation's counsel, legal compliance matters including corporate securities trading policies.

    19. Review, with the Corporation's counsel, any legal matter that could have a significant impact on the Corporation's financial statements.

    20. Perform any other activities consistent with this Charter, the Corporation's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

                                                                      APPENDIX B

                          BIO-TECHNOLOGY GENERAL CORP.
                             2001 STOCK OPTION PLAN

    1. PURPOSE. The purpose of the Bio-Technology General Corp. 2001 Stock Option Plan (the "Plan") is to enable Bio-Technology General Corp. (the "Company") and its stockholders to secure the benefits of common stock ownership by key personnel of the Company and its affiliates. The Board of Directors of the Company (the "Board") believes that the granting of options under the Plan will foster the Company's ability to attract, retain and motivate those individuals who will be largely responsible for the continued profitability and long-term future growth of the Company.

    2.  STOCK SUBJECT TO THE PLAN.  Subject to adjustment as provided in
Section 6 below, the Company may issue a total of 10,000,000 shares of its common stock, $.01 par value (the "Common Stock"), pursuant to the Plan. Such shares may be either authorized and unissued or held by the Company in its treasury. New options may be granted under the Plan with respect to shares of Common Stock which are covered by the unexercised portion of an option which has terminated or expired by its terms, by cancellation or otherwise.

    3. ADMINISTRATION. The Plan will be administered by the Board or by a committee (the Board in such capacity or such committee being referred to as the "Committee") consisting of at least three directors appointed by and serving at the pleasure of the Board. Subject to the provisions of the Plan, the Committee, acting in its sole and absolute discretion, will have full power and authority to grant options under the Plan, to interpret the provisions of the Plan, to fix and interpret the provisions of option agreements made under the Plan, to supervise the administration of the Plan, and to take such other action as may be necessary or desirable in order to carry out the provisions of the Plan. A majority of the members of the Committee will constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The decision of the Committee as to any disputed question, including questions of construction, interpretation and administration, will be final and conclusive on all persons. The Committee will keep a record of its proceedings and acts and will keep or cause to be kept such books and records as may be necessary in connection with the proper administration of the Plan. The Company shall indemnify and hold harmless each member of the Committee and the Board and any employee of the Company who provides assistance with the administration of the Plan from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including the advancement of reasonable legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person's fraud or willful misconduct.

    4. ELIGIBILITY. Options may be granted under the Plan to present or future employees of the Company or an affiliate of the Company and to directors of, or consultants to, the Company or an affiliate who are not employees, provided that incentive stock options ("Incentive Stock Options") within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), may only be granted to employees of the Company or a subsidiary of the Company (a "Subsidiary") within the meaning of Section 424(f) of the Code. Subject to the provisions of the Plan, the Committee may from time to time select the persons to whom options will be granted, and will fix the number of shares covered by each such option and establish the terms and conditions thereof, including, without limitation, the exercise price, restrictions on exercisability of the option or on the disposition of the shares of Common Stock issued upon exercise of the option, and whether or not the option is to be treated as an Incentive Stock Option. For purposes hereof, affiliate of the Company means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.

    5. TERMS AND CONDITIONS OF OPTIONS. Each option granted under the Plan will be evidenced by a written agreement in a form approved by the Committee. Each such option will be subject to the terms and conditions set forth in this Section and such additional terms and conditions not inconsistent with the Plan (and, in the case of an Incentive Stock Option, not inconsistent with the provisions of the Code applicable thereto) as the Committee deems appropriate.

        (a) OPTION EXERCISE PRICE. In the case of an option which is not treated as an Incentive Stock Option, the exercise price per share may not be less than 85% of the Fair Market Value of a share of Common Stock on the date the option is granted; and, in the case of an Incentive Stock Option, the exercise price per share may not be less than 100% of the Fair Market Value of a share of Common Stock on the date the option is granted (110% in the case of an optionee who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a Subsidiary (a "ten percent stockholder")). For purposes hereof, the Fair Market Value of a share of Common Stock on any date will be equal to the closing sale price per share as published by a national securities exchange on which shares of the Common Stock are traded on such date or, if there is no sale of Common Stock on such date, the average of the bid and asked prices on such exchange at the close of trading on such date or, if shares of the Common Stock are not listed on a national securities exchange on such date, the closing price or, if none, the average of the bid and asked prices in the over the counter market at the close of trading on such date, or if the Common Stock is not traded on a national securities exchange or the over the counter market, the fair market value of a share of the Common Stock on such date as determined in good faith by the Committee.

        (b) OPTION PERIOD. The period during which an option may be exercised will be fixed by the Committee and will not exceed ten years from the date the option is granted (five years in the case of an Incentive Stock Option granted to a ten percent stockholder).

        (c) EXERCISE OF OPTIONS. Subject to earlier termination of the option as provided herein, unless the Committee determines otherwise, options will be exercisable from and after the date of grant. Vesting or other restrictions on the exercisability of an option will be set forth in the related option agreement. All or part of the exercisable portion of an option may be exercised at any time during the option period. An option may be exercised by transmitting to the Company (1) a written notice specifying the number of shares to be purchased, and (2) payment of the exercise price, together with the amount, if any, deemed necessary by the Committee to enable the Company to satisfy its tax withholding obligations with respect to such exercise (unless other arrangements acceptable to the Company are made with respect to the satisfaction of such withholding obligations).

        (d) PAYMENT OF EXERCISE PRICE. The purchase price of shares of Common Stock acquired pursuant to the exercise of an option granted under the Plan may be paid in cash, certified or bank check, and/or such other form of payment as may be permitted by the Committee from time to time, including, without limitation, shares of Common Stock which, if acquired from the Company, have been owned by the optionee (free and clear of any liens or encumbrances) for at least six months or, if the Common Stock is publicly-traded, pursuant to a cashless exercise procedure established by the Company in accordance with Regulation T of the Federal Reserve Board.

        (e) RIGHTS AS A STOCKHOLDER. No shares of Common Stock will be issued in respect of the exercise of an option granted under the Plan until full payment therefor has been made and the applicable tax withholding obligation has been satisfied or provided for, which withholding obligation, if satisfied with shares of Common Stock subject to an option being exercised, shall not exceed the statutory minimum rate. The holder of an option will have no rights as a stockholder with respect to any shares covered by an option until the date a stock certificate for such shares is issued to him or her. Except as otherwise provided herein, no adjustments shall be made for dividends or distributions of other rights for which the record date is prior to the date such stock certificate is issued.

        (f) NONTRANSFERABILITY OF OPTIONS. No option granted under the Plan may be assigned or transferred except by will or by the applicable laws of descent and distribution; and each such option may be exercised during the optionee's lifetime only by the optionee. Notwithstanding the preceding sentence, the Committee may, in its sole discretion, permit an optionee to transfer an option (other than an Incentive Stock Option), in whole or in part, to such persons and/or entities as are approved by the Committee from time to time and subject to such terms and conditions as the Committee may determine from time to time.

        (g) TERMINATION OF EMPLOYMENT OR OTHER SERVICE. Except as otherwise provided herein or determined by the Committee, the following rules will apply with regard to options held by an optionee at the time of his or her termination of employment or other service with the Company and its affiliates:

           (1) TERMINATION DUE TO DEATH OR DISABILITY. If an optionee's employment or other service terminates due to his or her death or Disability (or if the optionee's employment or other service is terminated by reason of his or her Disability and the optionee dies within one year of such termination of employment or other service), then: (A) that portion of an option that is not exercisable on the date of termination will immediately terminate, and (B) that portion of an option that is exercisable on the date of termination will remain exercisable, to the extent exercisable on the date of termination, by the optionee (or the optionee's designated beneficiary or representative) during the one year period following the date of termination (or, during the one year period after the later death of a disabled optionee) or, if sooner, until the expiration of the stated term thereof, and, to the extent not exercised during such period, will thereupon terminate. For purposes hereof, unless otherwise determined by the Committee, the term "Disability" means the inability of an optionee to perform the customary duties of his or her employment or other service for the Company or an affiliate by reason of a physical or mental incapacity which is expected to result in death or be of indefinite duration.

           (2) TERMINATION FOR CAUSE OR AT A TIME WHEN CAUSE EXISTS. If an optionee's employment or other service is terminated by the Company or an affiliate for Cause or if, at the time of his or her termination, grounds for a termination for Cause exist, then any option held by the optionee (whether or not then exercisable) will immediately terminate and cease to be exercisable. For purposes hereof, unless otherwise determined by the Committee, the term "Cause" means: (A) in the case where there is no employment or consulting agreement between the optionee and the Company or its affiliates at the time of grant or where such an agreement exists but does not define "cause" (or words of like import), the optionee's dishonesty, fraud, insubordination, willful misconduct, refusal to perform services, unsatisfactory performance of services or material breach of any written agreement between the optionee and the Company or its affiliates, or (B) in the case where there is an employment or consulting agreement between the optionee and the Company or its affiliates at the time of grant which defines "cause" (or words of like import), the meaning ascribed to such term under such agreement.

           (3)  OTHER TERMINATION.  Except as provided in subsections (1) and
       (2) above, if an optionee's employment or other service terminates for any reason or no reason, then: (A) that portion of an option held by the optionee that is not exercisable on the date of termination will immediately terminate, and (B) that portion of an option that is exercisable on the date of termination will remain exercisable, to the extent exercisable on the date of termination, by the optionee during the ninety day period following the date of termination or, if sooner, until the expiration of the stated term thereof, and, to the extent not exercised during such period, will thereupon terminate.

        (h) INCENTIVE STOCK OPTIONS. In the case of an Incentive Stock Option granted under the Plan, at the time the option is granted, the aggregate fair market value (determined at the time of grant) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by the optionee during any calendar year may not exceed $100,000 (or such other amount required by the Code from time to time).

        (i) OTHER PROVISIONS. The Committee may impose such other conditions with respect to the exercise of options, including, without limitation, any conditions relating to the application of federal or state securities laws, as it may deem necessary or advisable.

        (j) MAXIMUM OPTION GRANT. The maximum option grant which may be made to an employee of the Company or an affiliate in any calendar year shall not cover more than 250,000 shares.

    6.  CAPITAL CHANGES, REORGANIZATION, SALE.

        (a) ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. The aggregate number and class of shares which may be issued under the Plan, the maximum number of shares for which options may be granted to any employee in any calendar year, the number and class of shares covered by each outstanding option and the exercise price per share shall all be adjusted proportionately for any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend.

        (b) ACCELERATION OF VESTING UPON CHANGE OF CONTROL. If there is a change of control of the Company (as defined in subsection (f) below), then all outstanding options shall become fully exercisable whether or not the vesting conditions, if any, set forth in the related option agreements have been satisfied, and each optionee shall have the right to exercise his or her options prior to such change of control and for as long thereafter as the option shall remain in effect in accordance with its terms and the provisions hereof.

        (c) CONVERSION OF OPTIONS ON STOCK FOR STOCK EXCHANGE. If the stockholders of the Company receive capital stock of another corporation ("Exchange Stock") in exchange for their shares of Common Stock in any transaction involving a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation or reorganization (other than a mere reincorporation or the creation of a holding company), all options granted hereunder shall be converted into options to purchase shares of Exchange Stock unless the Company and the corporation issuing the Exchange Stock, in their sole discretion, determine that any or all such options granted hereunder shall not be converted into options to purchase shares of Exchange Stock but instead shall terminate, in which case the Company shall notify the optionees in writing or electronically, at least 15 days prior to the consummation of the transaction, that the options shall become fully exercisable whether or not the vesting conditions, if any, set forth in the related option agreements have been satisfied for the period specified in the notice (but in any case not less than 15 days from the date of such notice). The amount and price of converted options shall be determined by adjusting the amount and price of the options granted hereunder in the same proportion as used for determining the number of shares of Exchange Stock the holders of the Common Stock receive in such merger, consolidation, acquisition of property or stock, separation or reorganization. To the extent provided in subsection (b) above, the converted options shall be fully vested whether or not the vesting requirements set forth in the option agreement have been satisfied.

        (d) FRACTIONAL SHARES. In the event of any adjustment in the number of shares covered by any option pursuant to the provisions hereof, any fractional shares resulting from such adjustment will be disregarded and each such option will cover only the number of full shares resulting from the adjustment.

        (e)  DETERMINATION OF BOARD TO BE FINAL.  All adjustments under this
    Section 6 shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. Unless an optionee agrees otherwise, any change or adjustment to an Incentive Stock Option shall be made in such a manner so as not to constitute a "modification" as defined in Section 424(h) of the Code and so as not to cause the optionee's Incentive Stock Option issued hereunder to fail to continue to qualify as an Incentive Stock Option.

        (f) CHANGE OF CONTROL DEFINED. For purposes hereof, a change in control of the Company is deemed to occur if (1) there occurs (A) any consolidation or merger in which the Company is not the continuing or surviving entity or pursuant to which shares of the Common Stock would be converted into cash, securities or other property, other than (x) a consolidation or merger of the Company in which the holders of the Common Stock immediately prior to the consolidation or merger have the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger, or (y) a consolidation or merger which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (by being converted into voting securities of the continuing or surviving entity) more than 50% of the combined voting power of the voting securities of the surviving or continuing entity immediately after such consolidation or merger and which would result in the members of the Board immediately prior to such consolidation or merger (including, for this purpose, any individuals whose election or nomination for election was approved by a vote of at least two-thirds of such members), constituting a majority of the board of directors (or equivalent governing body) of the surviving or continuing entity immediately after such consolidation or merger; or
    (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the Company's assets; (2) the Company's stockholders approve any plan or proposal for the liquidation or dissolution of the Company; (3) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) shall become the beneficial owner (within the meaning of Rule 13d-3 under said Act) of 40% or more of the Common Stock other than pursuant to a plan or arrangement entered into by such person and the Company; or (4) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority of the Board unless the election or nomination for election by the Company's stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

    7. AMENDMENT AND TERMINATION OF THE PLAN. The Board may amend or terminate the Plan. Except as otherwise provided in the Plan with respect to equity changes, any amendment which would increase the aggregate number of shares of Common Stock as to which options may be granted under the Plan, or modify the class of employees eligible to receive options under the Plan shall, to the extent required by applicable law or exchange requirements, be subject to the approval of the holders of the Common Stock. No amendment or termination may affect adversely any outstanding option without the written consent of the optionee.

    8. NO RIGHTS CONFERRED. Nothing contained herein will be deemed to give any individual any right to receive an option under the Plan or to be retained in the employ or service of the Company or any affiliate.

    9. GOVERNING LAW. The Plan and each option agreement shall be governed by the laws of the State of Delaware, without regard to its principles of conflicts of law.

    10. DECISIONS AND DETERMINATIONS OF COMMITTEE TO BE FINAL. Except to the extent rights or powers under this Plan are reserved specifically to the discretion of the Board, the Committee shall have full power and authority to interpret the Plan and any option agreement made under the Plan and to determine all issues which arise thereunder or in connection therewith, and the decision of the Board or the Committee, as the case may be, shall be binding and conclusive on all interested persons.

    11. TERM OF THE PLAN. The Plan shall be effective as of April 30, 2001, the date on which it was adopted by the Board, subject to the approval of the stockholders of the Company. The Plan will terminate on April 30, 2011, the date ten years after the date of its adoption by the Board, unless sooner terminated by the Board. The rights of optionees under options outstanding at the time of the termination of the Plan shall not be affected solely by reason of the termination and shall continue in accordance with the terms of the option (as then in effect or thereafter amended).

                          BIO-TECHNOLOGY GENERAL CORP.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 19, 2001

         Herbert Conrad, Sim Fass and Virgil Thompson, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of Bio-Technology General Corp. held of record by the undersigned on April 25, 2001, at the Annual Meeting of Stockholders to be held at 11:00 A.M. on Tuesday, June 19, 2001, at The University Club, 1 West 54th Street, New York, New York, and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

              WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSAL NOS. 1 AND 2.

     1.       Proposal No. 1 - Election of Directors - Nominees are:

              Herbert Conrad, Sim Fass, Carl Kaplan, Allan Rosenfield, David Tendler, Virgil Thompson, Dan Tolkowsky, Faye Wattleton and Herbert Weissbach.

                 / / FOR all listed nominees (except do not vote for the
                     nominee(s) whose name(s) appears(s) below):

                     -----------------------------------------------------------

                 / / WITHHOLD AUTHORITY to vote for the listed nominees.


     2. Proposal No. 2 - Adoption of the Bio-Technology General Corp. 2001 Stock Option Plan.

                       / /   FOR               / /   AGAINST      / /   ABSTAIN


Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

IMPORTANT: PLEASE SIGN EXACTLY AS NAME APPEARS BELOW. EACH JOINT OWNER SHALL SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC. SHOULD GIVE FULL TITLE AS SUCH. IF SIGNOR IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME BY DULY AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.


                                          DATED __________________________, 2001



                                          --------------------------------------
                                          SIGNATURE



                                          --------------------------------------
                                          SIGNATURE IF HELD JOINTLY




                                          THE ABOVE-SIGNED ACKNOWLEDGES RECEIPT
                                          OF THE NOTICE OF ANNUAL MEETING OF
                                          STOCKHOLDERS AND THE PROXY STATEMENT
                                          FURNISHED THEREWITH.

                                          PLEASE MARK, SIGN, DATE AND RETURN
                                          THIS PROXY CARD PROMPTLY USING THE
                                          ENCLOSED ENVELOPE.


                       -----------------------------
                         PROXY VOTING INSTRUCTIONS
                       -----------------------------

TO VOTE BY MAIL
---------------
PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
--------------------------------------------
PLEASE CALL TOLL-FREE 1-800-PROXIES AND FOLLOW THE INSTRUCTIONS. HAVE YOUR CONTROL NUMBER AND THE PROXY CARD AVAILABLE WHEN YOU CALL.

TO VOTE BY INTERNET
-------------------
PLEASE ACCESS THE WEB PAGE AT "WWW.VOTEPROXY.COM" AND FOLLOW THE ON-SCREEN INSTRUCTIONS. HAVE YOUR CONTROL NUMBER AVAILABLE WHEN YOU ACCESS THE WEB PAGE.

                                         ------------------------------------
YOUR CONTROL NUMBER IS
                                         ------------------------------------